May 5, 2005

Alpharma Announces First Quarter 2005 Results

Reports Diluted Earnings per Share of $0.37 Excluding Charges

Fort Lee, NJ   May 5, 2005   Alpharma Inc. (NYSE:ALO), a leading global generic pharmaceutical company, today announced first quarter 2005 diluted earnings per share ("DEPS") of $0.17. During the first quarter, the company recorded charges of $1.9 ($0.04 DEPS) million related to the prepayment of debt, and income tax expense of $8.6 million ($0.16 DEPS) related to the repatriation of $135 million of foreign earnings under the provisions of the American Jobs Creation Act. Excluding these charges, DEPS for the quarter was $0.37. In the first quarter of 2004, the company reported DEPS of $0.05, excluding charges for the prepayment of debt, severance, and a loss on the sale of an Animal Health distribution company. The increase in DEPS in the first quarter of 2005 versus the first quarter of 2004 is primarily due to the positive impact of gabapentin sales in the company's U.S. Generic Pharmaceuticals business ("USG") and strong performance in the Animal Health business ("AHD"). Net income before charges was $19.3 million in the first quarter of 2005, versus net income of $2.5 million before charges in the first quarter of 2004.

First quarter 2005 net revenues were $378.1 million, an increase of 21% versus 2004. Excluding the impact of foreign currency and 2004 revenue related to divested operations, first quarter revenues increased 29%. First quarter revenue growth is due primarily to higher USG revenues as a result of the fourth quarter 2004 launches of gabapentin capsules and tablets. The company generated free cash flow of $36 million in the first quarter of 2005. Free cash flow is based on reported operating cash flow less capital expenditures, purchased intangibles and dividend payments. The company uses free cash flow as a measurement of funds available to reduce debt and invest in growth initiatives. The company reduced debt from $702 million at December 31, 2004 to $578 million at March 31, 2005.

"While gabapentin sales remained strong, our U.S. Generics business continues to face significant challenges" said Ingrid Wiik, Vice Chairman, President and Chief Executive Officer. "On a positive note, revenues in our Branded business grew $7 million. In addition, our Animal Health and International Generics businesses also realized operating income growth. Finally, we have generated significant free cash flow over the past three years, and have reduced debt by over 45% since December 31, 2001."

First Quarter 2005 Business Review

Human Pharmaceuticals

U.S. Generic Pharmaceuticals: Year-to-year comparisons in USG are impacted by the inclusion in the first quarter of 2005 of gabapentin sales and in 2004, of $8.1 million in revenue and operating income in 2004 related to metformin ER. Income related to the metformin ER agreement is classified in 2004 as "Other Income" in the consolidated statement of operations, but for segment reporting purposes, is included in USG operating results.

USG first quarter 2005 revenues of $160.2 million increased $58.1 million or 57% compared to 2004 primarily due to sales of gabapentin capsules and tablets, products that were launched in the fourth quarter of 2004. The positive impact of gabapentin sales, as expected, was partially offset by pricing and volume declines on other products and the absence of revenues related to the metformin ER agreement.

USG operating income (loss) in the first quarter of 2005 was $15.4 million versus $(3.4) million in 2004 and operating margins were 9.6% in 2005 and (3.3%) in 2004. Excluding severance of $0.5 million in 2004, margins were (2.8%). Operating income and margin growth are primarily attributable to gabapentin sales. Reduced volume and pricing pressure on other products, increased research and development spending, and the lack of income related to the metformin ER agreement partially offset the positive impact of the gabapentin launch.

International Generics ("IG"): Revenues were $93.9 million in the quarter, an increase of 3% versus last year's first quarter. Excluding positive currency impacts, revenues decreased 1% due to reduced volumes. Results in 2004 included charges of $1.8 million related to employee reduction programs. Excluding these charges, operating income was $7.2 million in 2005 and $5.2 million in 2004, with operating margins of 7.7% and 5.7%, respectively. Increases in research and development were more than offset by reductions in selling, general and administrative expenses. Pricing pressure in the quarter was modest.

Branded Pharmaceuticals: Revenues of the company's branded product, Kadian®, increased $7 million in the first quarter of 2005 compared to 2004. In the second half of 2004 and the first quarter of 2005, the company significantly expanded its Kadian® sales force to promote future growth of this brand. The current sales force exceeds approximately 190 representatives, including representatives that are responsible for non-retail accounts. At the end of 2004 and 2003, the Kadian® sales force was approximately 140 and 90, respectively. In the first quarter of 2005, prescriptions declined slightly versus the fourth quarter of 2004 due to hiring, a realignment of the Kadian® sales force, and training related to the sales force expansion. Operating margins exceeded year ago levels due to increased volumes in 2005, partially offset by increased selling, marketing and administrative expenses, and research and development spending.

Active Pharmaceutical Ingredients ('API"): API first quarter revenues were $35.0 million, a 4% increase versus the first quarter of 2004. Excluding positive currency impacts, revenues increased 3%. API operating income in the first quarter of 2005 was $14.5 million versus $18.3 million a year ago, and margins in the first quarter were 41.4% versus 54.3% a year ago. The decline in operating income and margins was due to targeted price reductions on select products, increased research and development spending, and higher selling, general and administrative expenses. The negative impact of price reductions and increased spending was partially offset by increased volumes due the timing of sales to key customers.

Animal Health

First quarter revenues were $74.5 million compared to $84.5 million in 2004. Revenues in 2004 included $19.2 million related to a divested distribution operation, and $2.8 million of revenues related to the AHD aquatic operation which was divested in July 2004. Excluding revenues from divested operations and the impact of foreign currency, 2005 sales increased 18% versus 2004. Sales growth was driven by strong sales in the U.S. poultry and livestock businesses.

Operating margins were 18.4% in 2005 versus 5.0% in 2004. 2004 results include losses of $0.7 related to the company's aquatic operations which were sold in July 2004. Excluding the impact of divested operations, operating margins in 2004 were 8.0%. The year-to-year margin improvement reflects favorable product mix and reduced costs as a result of improved third party sourcing strategies and internal productivity programs.

First Quarter Comparison of Other Consolidated Income Statement Items

Selling, general and administrative expenses declined due to the inclusion in the first quarter of 2004 of both expenses related to operations that were divested and charges incurred for severance. Excluding these items, selling general and administrative expenses increased, primarily due to $5 million of incremental spending related to Kadian® marketing programs and the expansion of the Kadian® sales force.

Research and development expense increased $7.2 million in the quarter reflecting increased spending in all Human Pharmaceutical businesses. At March 31, 2005, the company had 14 ANDAs pending with the FDA representing $7.6 billion in brand sales. 8 of these ANDAs related to potential paragraph IV opportunities. 10 of these ANDAs relate to solid dose products, and 4 to liquid and topical dose products.

Interest expense and amortization of debt issuance costs remained unchanged versus 2004 as reduced interest expense due to decreased debt levels and lower amortization of debt issue costs were offset by higher interest rates and increased debt fees associated with the Senior Notes.

In the fourth quarter of 2004, the company recorded an estimated goodwill impairment loss of $260.0 million. This amount represented the company's best estimate of the impairment loss. The company and its independent valuation firm completed the valuation analysis in May 2005, and as result, recorded an adjustment of $0.8 in the first quarter of 2005, increasing the total impairment charge to $260.8.

The company recognized losses on extinguishment of debt of $1.9 million and $0.9 million in the first quarters of 2005 and 2004, respectively, due to the prepayment of $115 million and $50 million of its Term A and Term B loans in the first quarters of 2005 and 2004, respectively.

Other income was $0.1 million in 2005, compared to $7.7 million in 2004. The decrease is primarily attributable to $8.1 million of income in the first quarter of 2004 related to the metformin ER agreement.

The company recorded income tax expense of $15.7 million in the first quarter of 2005 which included $8.6 million of expense related to the repatriation of earnings. The company, under the provisions of the American Jobs Creation Act, repatriated approximately $135 million of foreign earnings during the first quarter of 2005. The company's consolidated effective tax rate, excluding tax expense related to repatriated earnings, was 29% versus 27% in the year ago period.

Outlook

As previously disclosed, the company does not expect full year 2005 DEPS to exceed 2004 levels excluding identified transactions. 2005 results are expected to be impacted by continued weakness in the company's USG base business and the absence of a benefit for U.S. tax losses in the consolidated tax provision. This outlook assumes increased profitability in the company's BP and AHD businesses, and margins in the company's API business comparable to first quarter 2005 levels.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of charges related to debt prepayment income tax expense, divested operations, severance, and foreign currency. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K/A for the year ended December 31, 2004.

Alpharma press releases are also available at our website: http://www.alpharma.com.

Alpharma Inc. (NYSE: ALO) is a global generic pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma is a leading manufacturer of generic pharmaceutical products in the U.S., offering solid, liquid and topical pharmaceuticals. It is also one of the largest suppliers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine and cattle.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss first quarter 2005 results at 8:30 A.M Eastern Standard Time on May 6, 2005. A presentation which management will refer to on the call is available at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 6124832

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from May 6, 2005 at 12:00 PM Eastern Time until May 13, 2005 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 6124832

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Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Total revenue	$378,143	$311,661
Cost of sales	220,617	193,667
Gross profit	157,526	117,994
Selling, general and administrative expenses	93,037	98,956
Research and development	22,882	15,697
Goodwill impairment - adjustment of estimate	815	--
Operating income (loss)	40,792	3,341
Interest expense and amortization of debt issuance costs	(14,504)	(14,495)
Loss on extinguishment of debt	(1,884)	(861)
Other income, net	68	7,711
Income (loss) before income taxes	24,472	(4,304)
Provision (benefit) for income taxes	15,658	(1,162)
Net income (loss)	$ 8,814	$(3,142)

Average common shares outstanding: Basic Diluted	52,355 52,573	51,894 51,894

Earnings (loss) per common share: Basic
Net income (loss)	$0.17	$(0.06)
Diluted
Net income (loss)	$0.17	$(0.06)

Dividends per common share	$0.045	$0.045

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended March 31,	Revenues		Operating income (loss)
	2005	2004	2005	2004

U.S. Generic Pharmaceuticals	$160.2	$102.1*	$15.4	$(3.4)*

International Generics	93.9	90.8	7.2	3.4

Branded Pharmaceuticals	18.4	11.5	0.8	(1.0)

Active Pharmaceutical Ingredients	35.0	33.7	14.5	18.3

Total Human Pharmaceuticals	307.5	238.1	37.9	17.3

Animal Health	74.5	84.5	13.7	4.2

Unallocated and Eliminations	(3.9)	(10.9)**	(10.8)	(18.2)**

Total	$378.1	$311.7	$40.8	$3.3

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	March 31, 2005 (unaudited)	December 31, 2004
Current assets	$ 571,991	$ 672,072
Non-current assets	1,284,634	1,331,770
Total assets	$1,856,625	$2,003,842

Current liabilities	$ 535,482	$ 1,040,406
Long-term debt: Senior Subordinated notes	391,055 10,000	10,000
Deferred taxes and other	66,351	69,794
Stockholders' equity	853,737	883,642
Total liabilities and stockholders' equity	$1,856,625	$2,003,842

* Includes $8.1 million related to metformin ER agreement.

** Includes a reversal of ($8.1) million to re-class amounts related to the metformin ER agreement to "Other Income" on the Consolidated Statement of Operations.